Press Release

At the Company At Financial Dynamics

Daniel Abrams

Terry Nicklin Lisa Cradit

CDT Ltd +1 (212) 850 5642

Tel: +44 1954 713600

Fax: +44 1954 713620

tnicklin@cdtltd.co.uk

Cambridge Display Technology Announces Financial Results

for First Quarter 2006

CAMBRIDGE, United Kingdom, May 4, 2006 -- Cambridge Display Technology, Inc. [Nasdaq: OLED] today reported its financial results for the first quarter of 2006. The Company is a pioneer in the development of polymer light emitting diode technology.

Revenues in the quarter were $1.0 million, compared with $1.6 million for the corresponding period in 2005. The majority of revenues arose from Technology Services and Development, but also included sales under Equipment and Supplies as the Company increased sales of inks for use in the evaluation of the technology by major display producers.

Gross profit for Q1 2006 was $0.7 million, compared with $1.1 million last year.

The nature of CDT's business means that revenues will continue to vary from quarter to quarter as licensing and other contract negotiations are concluded and revenues become recognizable. The company is carrying $1.8 million in deferred revenues which it expects to recognize during the remainder of 2006.

Research and development expenses of $3.1 million were 22% lower than the $4.0 million reported in Q1 '05, primarily due to the reimbursement of a significant proportion of these expenses by our 50% owned joint venture Sumation. Selling, General and Administrative expenses were $4.0 million, approximately the same as in 2005.

Net loss for Q1 2006 was $7.6 million, compared with $8.7 million in 2005.

Cash used in operations was reduced to $4.0 million, compared with $5.9 million last year. During the quarter, the Company invested $1.6 million in Sumation, and invested $0.1 million in fixed assets. The Company's cash, cash equivalents and current marketable securities were $25.6 million at March 31, 2006, compared with $31.3 million at Dec 31, 2005.

During the quarter, the Company terminated a line of credit for a maximum of $15 million, and in April 2006 received a refund of $0.6 million of fees from IPI Financial Services.

CEO Dr. David Fyfe comments: "In this quarter we have been able to announce significant developments in materials performance, including a new deeper green emitter with CIE co-ordinates (0.36, 0.60) and giving an increased lifetime of 50,000 hours from an initial brightness of 400 cd/m2, a blue fluorescent material giving 12,500 hours life from 400 cd/m2 and a red phosphorescent material giving 50,000 hours life also from 400 cd/m2. These encouraging results have been achieved after our first full quarter of Sumation joint venture operations.

"We have also been pleased to see the announcement by Seiko Epson of their work in developing an OLED print head based on our polymer technology. This they achieved by working with Sumitomo Chemical, our joint venture partner and licensee."

The Company will be holding a conference call to discuss these results. Interested investors may listen to a live web cast on Friday May 5, 2006 at 12:00 noon ET (17:00 BST). This call can be accessed through the internet at www.earnings.com.

The financial results included in this press release are unaudited. The interim financial statements of the Company for the quarter ended March 31, 2006 will be included in the Company's Quarterly Report on Form 10-Q to be filed with the SEC.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the Nasdaq National Market under the ticker symbol "OLED".

The Company's website is www.cdtltd.co.uk

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands, except share information)

(unaudited)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 23,820	$ 31,263
Marketable securities	1,735	-
Inventory	61	32
Accounts receivable, net	730	2,266
Taxes receivable	2,412	2,045
Prepaid expenses and other current assets	2,588	2,473
Total current assets	31,346	38,079
Property, equipment and leasehold improvements, net	12,392	13,593
Investments in affiliates	2,105	1,899
Marketable securities	557	633
Goodwill	65,612	65,612
Other intangible assets, net	2,502	2,897
Total assets	$ 114,514	$ 122,713

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 5,871	$ 7,910
Deferred revenue	1,833	1,290
Due to affiliate	104	52
Taxes payable	-	6
Total current liabilities	7,808	9,258

Other liabilities	569	567

Commitments and contingencies	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized
21,674,703 issued and 21,483,205 outstanding	215	215
Additional paid-in capital	282,365	287,514
Deferred compensation	-	(6,082)
Accumulated other comprehensive loss	(1,103)	(1,052)
Accumulated deficit	(175,340)	(167,707)
Total common shareholders' equity	106,137	112,888
Total liabilities and shareholders' equity	$ 114,514	$ 122,713

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2006	2005

Operating revenues:
License fees and royalties	$ 79	$ 129
Technology services and development	698	1,432
Equipment and supplies	258	-
Total operating revenues	1,035	1,561
Cost of sales:
License fees and royalties	1	1
Technology services and development	216	475
Equipment and supplies	158	-
Total cost of sales	375	476
Gross profit	660	1,085

Operating expenses:
Research and development expenses	3,095	3,980
Selling, general and administrative expenses	3,969	4,025
Amortization of intangibles acquired	395	395
Total operating expenses	7,459	8,400
Loss from operations	(6,799)	(7,315)
Other income/(expense):
Equity in loss of affiliates	(1,415)	(1,601)
Foreign currency transaction (loss) / gain	(213)	78
Other income/(expense)	253	(416)
Interest income	257	170
Total other expense	(1,118)	(1,769)
Loss before benefit for income taxes	(7,917)	(9,084)
Benefit for income taxes	(284)	(415)
Net loss	$ (7,633)	$ (8,669)
Net loss per common share attributable to common shareholders, basic
and diluted	$ (0.36)	$ (0.44)
Weighted average number of common shares outstanding, basic and
Diluted	21,483	19,485

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months	Three months
	Ended	Ended
	March 31,	March 31,
	2006	2005
Operating activities
Net loss	$ (7,633)	$ (8,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and leasehold
Improvements	1,342	1,411
Loss on sale of property, equipment and leasehold
Improvements	-	(15)
Amortization of other intangible assets	395	395
Stock compensation expense	933	768
Equity in loss of affiliates	1,415	1,601
Changes in operating assets and liabilities:
Accounts and tax receivable	1,169	756
Due from affiliates	-	20
Inventories and demo machines	(29)	-
Prepaid expenses and other current assets	(115)	(1,446)
Accounts and tax payable and accrued expenses	(2,045)	(2,420)
Due to affiliates	52	-
Deferred revenue	543	1,641
Other current and non-current liabilities	2	60
Net cash used in operating activities	(3,971)	(5,898)
Investing activities
Acquisition of property, equipment and leasehold improvements	(141)	(285)
Disposal of property, equipment and leasehold improvements	-	21
Costs related to acquisition of CDT Oxford	-	(111)
Loans advanced to affiliate (Litrex)	-	(1,300)
Investment in affiliates	(1,596)	(1,056)
Investment in marketable securities	(1,735)	-
Net cash generated by/(used in) investing activities	(3,472)	(2,731)
Financing activities
Issuance of common stock	-	(67)
Net cash generated by financing activities	-	(67)
Net increase/(decrease) in cash	(7,443)	(8,696)
Cash and cash equivalents--beginning of period	31,263	26,892
Cash and cash equivalents--end of period	$ 23,820	$ 18,196
Supplemental disclosures of cash flow information
Interest (paid)	$ (1)	-
Taxes (paid)	$ (34)	$ (45)